PROMISSORY NOTE

U.S. $125,000.00	May 3, 2016

FOR VALUE RECEIVED, XFIT BRANDS Inc., a Nevada corporation (“Borrower”), promises to pay in lawful money of the United States of America to the order of KODIAK CAPITAL GROUP, LLC, a Delaware limited liability company, or its successors or assigns (“Lender”), the principal sum of $125,000.00, together with all other amounts due under this Promissory Note (this “Note”). This Note is issued pursuant to that certain Securities Purchase Agreement of even date herewith between Borrower and Lender (the “Purchase Agreement”).

1. PAYMENT. Borrower shall pay to Lender the entire outstanding balance of this Note on or before December 31, 2016 (the “Maturity Date”). Borrower will make all payments of sums due hereunder to Lender at Lender’s address set forth in the Purchase Agreement, or at such other place as Lender may designate in writing; provided, however, that the parties understand and agrees that in no event shall Borrower utilize funds received from sales of its common stock to Lender under that certain Equity Purchase Agreement dated December 17, 2014 between Borrower and Lender. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and late charges, then to accrued interest and finally to principal.

2. INTEREST. Interest shall not accrue on the unpaid principal balance of this Note unless an Event of Default (as defined below) occurs. Upon the occurrence of an Event of Default, the outstanding balance of this Note shall bear interest at the lesser of the rate of fifteen percent (15%) per annum or the maximum rate permitted by applicable law, compounding daily and calculated on the basis of a 360-day year, from the date the applicable Event of Default occurred until paid.

3. ORIGINAL ISSUE DISCOUNT; TRANSACTION EXPENSES. This Note carries an original issue discount of $20,000.00. In addition, Borrower agrees to pay $5,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note, all of which amounts are included in the initial principal balance of this Note and are fully earned and payable as of the date hereof (subject only to the prepayment discount set forth in Section 4 below).

4. PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due; provided, however, that the parties understand and agrees that in no event shall Borrower utilize funds received from sales of its common stock to Lender under that certain Equity Purchase Agreement dated December 17, 2014 between Borrower and Lender. Early payments of less than all principal, fees and interest outstanding will not, unless agreed to by Lender in writing, relieve Borrower of any of Borrower’s obligations hereunder. Should Borrower make any prepayment in accordance with the schedule set forth below, the amount payable shall be the amount set forth below under the heading “Prepayment Amount,” and upon Lender’s timely receipt of such amount, this Note shall be deemed paid in full notwithstanding the fact that such payment may be less than the initial outstanding balance of this Note:

Prepayment Deadline	Prepayment Amount
November 3, 2016	$125,000.00 (which reflects a $20,000.00 discount to the original outstanding balance)

5. SECURITY. This Note is unsecured.

6. EVENT OF DEFAULT. The occurrence and continuance of any of the following shall constitute an “Event of Default” under this Note:

6.1. Failure to Pay. Borrower shall fail to pay when due, whether at the Maturity Date, the Prepayment Deadline, upon acceleration or otherwise, any principal or interest payment, or any other payment required under the terms of this Note on the date due, and such failure shall continue for five (5) days after written notice to Borrower.

6.2. Breaches of Covenants. Borrower or any other person or entity fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note, in the Purchase Agreement (including without limitation any covenant set forth in Section 4 of the Purchase Agreement), any other Transaction Document (as defined in the Purchase Agreement), or in any other agreement securing payment of this Note and such failure or non-performance shall continue for ten (10) days after written notice to Borrower.

6.3. Representations and Warranties. Any representation or warranty made by Borrower to Lender in this Note, the Purchase Agreement, any other Transaction Document, or any related agreement shall be false, incorrect, incomplete or misleading in any material respect when made or furnished and such breach causes harm to Lender.

6.4. Voluntary Bankruptcy or Insolvency Proceedings. Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of any of its creditors, (iv) be dissolved or liquidated, or (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it.

6.5. Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator, or custodian of Borrower or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization, or other relief with respect to Borrower or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

6.6. Government Action. If any governmental or regulatory authority takes or institutes any action that will materially affect Borrower’s financial condition, operations or ability to pay or perform Borrower’s obligations under this Note.

6.7. Judgment. A judgment or judgments for the payment of money in excess of the sum of $100,000.00 in the aggregate shall be rendered against Borrower and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than sixty (60) days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

6.8. Attachment. Any execution or attachment shall be issued whereby any substantial part of the property of Borrower shall be taken or attempted to be taken and the same shall not have been vacated or stayed within thirty (30) days after the issuance thereof.

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6.9. Cross Default. Borrower materially breaches or any event of default occurs under any term or provision of any Other Agreement (as defined hereafter). For purposes hereof, “Other Agreement” means collectively, (i) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (ii) any financing agreement or a material agreement filed with the Securities and Exchange Commission that affects Borrower’s ongoing business operations.

7. ACCELERATION; REMEDIES.

7.1. At any time following the occurrence of an Event of Default (other than an Event of Default referred to in Sections 6.4 and 6.5), Lender may, by written notice to Borrower, declare all unpaid principal, plus all accrued interest and other amounts due hereunder to be immediately due and payable at the Mandatory Default Amount (as defined below) without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding; provided, however, that for an Event of Default for failure to pay the Note in full on the Prepayment Deadline, Lender will not accelerate the Note unless Borrower shall fail to pay the Mandatory Default Amount (plus all accrued interest from and after the Event of Default) on the Maturity Date.. Upon the occurrence or existence of any Event of Default described in Sections 6.4 and 6.5, immediately and without notice, all outstanding unpaid principal, plus all accrued interest and other amounts due hereunder shall automatically become immediately due and payable at the Mandatory Default Amount, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both. For purposes hereof, the term “Mandatory Default Amount” means an amount equal to 125% of the outstanding balance of this Note as of the date the applicable Event of Default occurred, plus all interest, fees, and charges that may accrue on such outstanding balance thereafter.

7.2. Upon the occurrence of a Change in Control (as defined below), and without further notice to Borrower, all unpaid principal, plus all accrued interest and other amounts due hereunder, shall become immediately due and payable. For purposes hereof, a “Change in Control” means a sale of all or substantially all of a Borrower’s assets, or a merger, consolidation, significant equity financing, or other capital reorganization of a Borrower with or into another company; provided however that a merger, consolidation, significant equity financing, or other capital reorganization in which the holders of more than fifty percent (50%) of the equity of a Borrower outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of such Borrower, or such surviving entity, outstanding immediately after such transaction shall not constitute a Change in Control.

8. UNCONDITIONAL OBLIGATION; NO OFFSET. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make all payments due hereunder in accordance with the terms of this Note.

9. NO USURY. Notwithstanding any other provision contained in this Note or in any instrument given to evidence the obligations evidenced hereby: (a) the rates of interest and charges provided for herein and therein shall in no event exceed the rates and charges which result in interest being charged at a rate equaling the maximum allowed by law; and (b) if, for any reason whatsoever, Lender ever receives as interest in connection with the transaction of which this Note is a part an amount which would result in interest being charged at a rate exceeding the maximum allowed by law, such amount or portion thereof as would otherwise be excessive interest shall automatically be applied toward reduction of the unpaid principal balance then outstanding hereunder and not toward payment of interest.

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10. ATTORNEYS’ FEES. If this Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Lender otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, then Borrower shall pay the costs incurred by Lender for such collection, enforcement or action including, without limitation, attorneys’ fees and disbursements.

11. GOVERNING LAW; VENUE. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of California. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

12. RESERVED.

13. WAIVERS. Borrower hereby waives presentment, notice of nonpayment, notice of dishonor, protest, demand and diligence.

14. LOSS OR MUTILATION. On receipt by Borrower of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, on delivery of an indemnity agreement reasonably satisfactory in form and amount to Borrower or, in the case of any such mutilation, on surrender and cancellation of such Note, Borrower at its expense will execute and deliver, in lieu thereof, a new Note of like tenor.

15. NOTICES. Any notice required or permitted hereunder shall be given in the manner provided in the subsection titled “Notices” in the Purchase Agreement, the terms of which are incorporated herein by this reference.

16. AMENDMENT AND WAIVER. This Note and its terms and conditions may be amended, waived or modified only in writing by Borrower and Lender.

17. SEVERABILITY. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Note shall remain in full force and effect.

18. ASSIGNMENTS. Borrower may not assign this Note without the prior written consent of Lender. This Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower.

19. FINAL NOTE. This Note, together with the other Transaction Documents, contains the complete understanding and agreement of Borrower and Lender and supersedes all prior representations, warranties, agreements, arrangements, understandings, and negotiations. THIS NOTE, TOGETHER WITH THE OTHER TRANSACTION DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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20. Waiver of Jury Trial. BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, BORROWER ACKNOWLEDGES THAT IT KNOWINGLY AND VOLUNTARILY IS WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

21. TIME IS OF THE ESSENCE. Time is of the essence of this Note and each and every provision hereof in which time is an element.

22. LIQUIDATED DAMAGES. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, default interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

23. VOLUNTARY AGREEMENT. Borrower has carefully read this Note and has asked any questions needed for Borrower to understand the terms, consequences and binding effect of this Note and fully understand them. Borrower has had the opportunity to seek the advice of an attorney of Borrower’s choosing, or has waived the right to do so, and is executing this Note voluntarily and without any duress or undue influence by Lender or anyone else.

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IN WITNESS WHEREOF, Borrower has caused this Note to be issued as of the date first set forth above.

BORROWER:
XFIT BRANDS, Inc.

By:	/s/ David Vautrin
Name:	David Vautrin
Title:	CEO

[Signature Page to Promissory Note]